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Exhibit 4.10

SECOND AMENDMENT TO CREDIT AGREEMENT

    This SECOND AMENDMENT TO CREDIT AGREEMENT dated as of March 1, 2001 (this "Amendment"), among AFFINITY GROUP, INC. (the "Borrower"), THE GUARANTORS PARTY HERETO (the "Guarantors"), THE LENDERS PARTY HERETO (the "Lenders"), FLEET NATIONAL BANK, as Administrative Agent (the "Administrative Agent"), THE PROVIDENT BANK, as Syndication Agent (the "Syndication Agent") and BANK ONE KENTUCKY, NA, as Documentation Agent (the "Documentation Agent" and together with the Administrative Agent and the Syndication Agent, the "Agents").

    WHEREAS, the Credit Agreement (as defined below) provides that the Lenders may make Revolving Credit and Term Loans to the Borrower, and that the Issuing Lender may issue Letters of Credit; and

    WHEREAS, the Credit Parties, the Lenders (including the Issuing Lender), and the Agents wish to amend the Credit Agreement to revise certain covenants and other provisions;

    NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.
Reference to Credit Agreement.

    Reference is made to the Amended and Restated Credit Agreement dated as of November 13, 1998, as amended by the First Amendment to Credit Agreement dated as of October 29, 1999, among the Borrower, the Guarantors, the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent (as the same may be further amended and restated from time to time, the "Credit Agreement"). Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.
Amendments.

    The Credit Parties, the Lenders, the Administrative Agent and the Documentary Agent agree that the Credit Agreement is hereby amended, effective as of the date hereof, as follows:

      (a) The chart in clause (b) of the definition of "Applicable Margin" is hereby deleted and replaced with the chart below.

	Revolving Credit Loans, Swing Loans, Term A Loans		Term B Loans
Consolidated Total Leverage Ratio	Base Rate Loans	Eurodollar Loans	Base Rate Loans	Eurodollar Loans
Greater than or equal to 4.75 to 1	2.125%	3.375%	2.875%	4.125%
Less than 4.75 to 1 but greater than or equal to 4.25 to 1	1.375%	2.625%	2.375%	3.625%
Less than 4.25 to 1 but greater than or equal to 3.50 to 1	1.125%	2.375%	2.375%	3.625%
Less than 3.50 to 1	0.875%	2.125%	2.375%	3.625%

      (b) Section 2.3(b) is hereby amended by deleting the period at the end of clause (v) and replaced with "; and" and the following clause (vi) is hereby added thereafter:

        (vi) in the case of a Revolving Credit Borrowing, the amount of Revolving Credit Exposure after giving effect to such requested Borrowing which Revolving Credit Exposure shall not exceed $63,000,000 if the Consolidated Total Leverage Ratio as set forth in the Compliance Certificate most recently delivered pursuant to Section 6.1(d) exceeds 5.00 to 1.

      (c) Section 2.10(b)(v) is deleted and replaced by the following:

        (v) Excess Cash Flow. Not later than the date 90 days after the end of each fiscal year of the Borrower for which Excess Cash Flow exceeds $1,000,000 commencing with the fiscal year ending December 31, 2000, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.4 (i)) and reduce the Commitments as provided in Section 2.10(c) in an amount equal to (A) 100% of Excess Cash Flow if the Consolidated Total Leverage Ratio (in each case pursuant to this clause (v), as reported on the Compliance Certificate delivered with the financial statements required by Section 6.1(a) for such fiscal year) is greater than or equal to 4.75 to 1.00 for such fiscal year or (B) 65% of Excess Cash Flow if the Consolidated Total Leverage Ratio is less than 4.75 to 1.00, with respect to such fiscal year.

      (d) Section 2.9(a) is hereby amended by adding the following at the end of such section:

    In addition, if at any time after the delivery of any Compliance Certificate pursuant to Section 6.1(d) the calculation of the Consolidated Total Leverage Ratio set forth therein exceeds 5.00 to 1, then the Borrower shall repay the Revolving Credit Loans such that the Revolving Credit Exposure does not exceed $63,000,000 after such prepayment.

      (e) The following Section 6.16 is hereby added:

        6.16  Bank Accounts.  Except for the bank accounts listed on Schedule 6.16 attached hereto with aggregate deposit amounts in such accounts not in excess of amounts required to be maintained in such accounts for the operation of the business of the Credit Parties consistent with past practice, the Credit Parties shall maintain all deposit or other bank accounts with the Administrative Agent or a Lender and will not instruct any account debtor to make payment to any account, other than to a bank account maintained with the Administrative Agent or a Lender. In addition, the Credit Parties shall not terminate, amend or otherwise modify the sweep account arrangements with Fleet without the prior written consent of the Required Lenders.

      (f)  Schedule 6.16 attached hereto is hereby added as a schedule to the Credit Agreement.

      (g) Clause (z) of Section 7.4 is deleted in its entirety and replaced with the following, "(z) commencing with the fiscal year ending December 31, 2002, Sale-Leaseback Transactions by Camping World or CWI, Inc."

      (h) Clause (vi) of Section 7.6(a) is deleted and replaced with the following:

        (vi) so long as no Default shall have occurred or be continuing or shall be caused thereby, for each fiscal year commencing with the fiscal year ending December 31, 2000, the Borrower may declare and make a Restricted Junior Payment to the Holding Company in respect of such fiscal year in the amount equal to the amount of the Permitted Cash Flow Distribution in respect of such fiscal year, such Restricted Junior Payment to be made at any time on or after the date of the making of mandatory prepayments in respect of Excess Cash Flow of such year pursuant to Section 2.10(b)(v) beginning on the date of the delivery by the Borrower to the Lenders of the financial statements for such year required to be delivered pursuant to Section 6.1(a), accompanied by a Compliance Certificate required to be delivered pursuant to Section 6.1(d), and ending on the date which is 90 days thereafter.

      (i)  Section 7.6(b) is deleted in its entirety.

      (j)  Section 7.9 is hereby deleted in its entirety and replaced by the following:

        (a)  Consolidated Fixed Charges Ratio.  The Credit Parties will not permit the Consolidated Fixed Charges Ratio as at the last day of any fiscal quarter during any period below to less than the ratio set opposite such period below:

Period	Ratio
October 1, 2000 through December 31, 2000	1.05 to 1
January 1, 2001 through December 31, 2001	1.00 to 1
January 1, 2002 and at all times thereafter	1.05 to 1

        (b)  Consolidated Total Leverage Ratio.  The Credit Parties will not permit the Consolidated Total Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
October 1, 2000 through September 30, 2001	5.75 to 1
October 1, 2001 through December 31, 2001	5.50 to 1
January 1, 2002 and at all times thereafter	4.50 to 1

        (c)  Consolidated Senior Leverage Ratio.  The Credit Parties will not permit the Consolidated Senior Leverage Ratio at any time during any period below to exceed the ratio set opposite such period below:

Period	Ratio
October 1, 2000 through June 30, 2001	3.25 to 1
July 1, 2001 and at all times thereafter	3.00 to 1

        (d)  Consolidated Operating Cash Flow.  The Credit Parties will not permit Consolidated Operating Cash Flow, for any period of four consecutive fiscal quarters most recently ended, during any of the periods set forth below to be less than the amount set opposite such period:

Period	Consolidated Operating Cash Flow
October 1, 2000 through September 30, 2001	$47 million
October 1, 2001 through December 31, 2001	$48 million
January 1, 2002 and at all times thereafter	$63 million

        (e)  Capital Expenditures.  The Credit Parties will not permit the aggregate amount of Capital Expenditures to exceed (i) $17,000,000 in the fiscal year ending December 31, 2000, (ii) $8,000,000 in the fiscal year ending December 31, 2001 and (iii) $17,000,000 in any fiscal year thereafter.

    3.  No Default; Representations and Warranties, etc.

    (a) The Credit Parties hereby confirm that: (a) the representations and warranties of the Credit Parties contained in Article 4 of the Credit Agreement are true on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) the Credit Parties are in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement on their part to be observed or performed thereunder; and (c) after giving effect to this Amendment, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

    4.  Conditions to this Amendment.

    Concurrently herewith (and as conditions to the Lenders' consent to this Amendment), the Credit Parties will furnish the Administrative Agent with the following:

      a)  Appropriate corporate resolutions, if necessary, and such other certificates, instruments and documents as the Administrative Agent may reasonably request for the purpose of implementing or effectuating the provisions of the Credit Agreement, as hereby amended, or this Amendment.

      (b) Payment to each Lender who has agreed to this Amendment and executed its signature line below of an amendment fee in an amount equal to 0.25% of the sum of such Lender's Revolving Credit Commitments plus the outstanding principal amount of its Term Loans.

      (c) Revised financial projections for the fiscal year ending December 31, 2001.

      (d) Such other documents and instruments as the Administrative Agent may reasonably require in order to put this Amendment into full force and effect.

    5.  Miscellaneous.

    (a) Except to the extent specifically amended hereby, the Credit Agreement, the Loan Documents and all related documents shall remain in full force and effect. Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.

    (b) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

    (c) This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    (d) The Credit Parties agree to pay all reasonable expenses, including legal fees and disbursements incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby and in connection with a review of the Collateral by Special Counsel.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

BORROWER
AFFINITY GROUP, INC.
	By:	/s/ Name: Mark J. Boggess
Title: Senior Vice President

SUBSIDIARIES/GUARANTORS
A - B DEVELOPMENT CO.
By:	AGI PROPERTIES OF COLORADO, INC., a General Partner
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
AFFINITY BROKERAGE, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
AFFINITY ROAD AND TRAVEL CLUB, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
AGI PROPERTIES OF COLORADO, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
AGI REAL ESTATE HOLDINGS, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
AFFINITY ROAD AND TRAVEL HOLDING CORP.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
CAMP COAST TO COAST, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President

CAMPING REALTY, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
CAMPING WORLD, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
CWI, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
CW MICHIGAN, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
CW TEXAS, LP
By:	AFFINITY GROUP, INC., its General Partner
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
EHLERT PUBLISHING GROUP, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
EXPOSITIONS GROUP, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President

GOLF CARD HOLDING CORPORATION
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
GOLF CARD INTERNATIONAL CORP.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
GOLF CARD RESORT SERVICES, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
GSS ENTERPRISES, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
TL ENTERPRISES, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
VBI, INC.
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President
WOODALL PUBLICATIONS CORPORATION
By:	/s/ Name: Mark J. Boggess Title: Senior Vice President

SIGNATURE PAGES OF AGENTS AND LENDERS

ADMINISTRATIVE AGENT
FLEET NATIONAL BANK, as Administrative Agent
By:	/s/ Name: Howard J. Diamond Title: Vice President
LENDER
FLEET NATIONAL BANK
By:	/s/ Name: Howard J. Diamond Title: Vice President
SYNDICATION AGENT
THE PROVIDENT BANK, as Syndication Agent
By:	/s/ Name: Steve Touvelle Title: Vice President
LENDER
THE PROVIDENT BANK
By:	/s/ Name: Steve Touvelle Title: Vice President
DOCUMENTATION AGENT
BANK ONE, KENTUCKY, NA
By:	/s/ Name: Kevin Christensen Title: Officer

LENDER
BANK ONE, KENTUCKY, NA
By:	/s/ Name: Kevin Christensen Title: Officer
LENDER
CIBC INC.
By:	/s/ Name: Amy V. Kothari Title: Executive Director
LENDER
FIRSTAR BANK N.A.
By:	/s/ Name: Eric A. Walker Title: Senior Relationship Manager
LENDER
GOLDENTREE HIGH YIELD PARTNERS LP
By:
By:	/s/ Name: Frederick Haddad Title: Partner
GOLDENTREE HIGH YIELD OPPORTUNITIES I, LP
By:
By:	/s/ Name: Frederick Haddad Title: Partner

LENDER
CITIZENS BANK OF MASSACHUSETTS
By:	/s/ Name: Ralph M. Hinckley Title: Assistant Vice President
LENDER
ARCHIMEDES FUNDING II LTD.
By:	ING Capital Advisors LLC as Collateral Manager
By:	/s/ Name: Amy Grenier Title: Vice President
LENDER
KZH ING-1 LLC
By:	/s/ Name: Susan Lee Title: Authorized Agent
KZH ING-2 LLC
By:	/s/ Name: Susan Lee Title: Authorized Agent
KZH ING-3 LLC
By:	/s/ Name: Susan Lee Title: Authorized Agent

LENDER
BLACK DIAMOND CLO 1998-I LTD.
By:	/s/ Name: John H. Cullinane Title: Director
BLACK DIAMOND CLO 2000-I LTD.
By:	/s/ Name: David Dyer Title: Director
FIRST SOURCE FINANCIAL LLP
By:	First Source Financial, Inc., its agent/manager
By:	/s/ Name: Maureen S. Ault Title: Vice President

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SECOND AMENDMENT TO CREDIT AGREEMENT
SIGNATURE PAGES OF AGENTS AND LENDERS